Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES SECOND-QUARTER 2017 RESULTS

•	Volumes of 3.3 million tons up 22% sequentially, including Proppant Solutions volumes of 2.6 million tons up 24% sequentially

•	Revenues of $233.2 million up 35% sequentially, with over 40% growth in Proppant Solutions revenues and solid 9% growth in Industrial and Recreational revenues

•	Net income of $10.5 million or $0.05 per diluted share

•	Adjusted EBITDA of $47.0 million, excluding $2.8 million of non-cash stock compensation expense and $0.4 million from the write-off of deferred financing costs

CHESTERLAND, Ohio, August 3, 2017 (GLOBE NEWSWIRE) — Fairmount Santrol (NYSE: FMSA), a leading provider of high-performance sand and sand-based product solutions, today announced results for the second quarter ended June 30, 2017.

Second-Quarter 2017 Results

Second-quarter 2017 revenues were $233.2 million, up 35% from $172.6 million in the first quarter of 2017 and up 104% from $114.2 million in the second quarter of 2016. Total Company volumes sold were 3.3 million tons for the quarter, up 22% from 2.7 million tons sold in the first quarter of 2017 and an increase of 68% from 2.0 million tons in the second quarter of 2016.

For second-quarter 2017, the Company had net income of $10.5 million, or $0.05 per diluted share, compared with a net loss of $11.6 million, or $(0.05) per diluted share, in the first quarter of 2017. Net loss for second-quarter 2016 was $87.9 million, or $(0.54) per diluted share.

Adjusted EBITDA for the second quarter of 2017 was $47.0 million, which excludes non-cash stock compensation expense of $2.8 million and $0.4 million from the write-off of deferred financing fees. Second-quarter 2017 Adjusted EBITDA includes $1.5 million in costs related to plant start-ups and $3.2 million of freight charges to move 1,200 railcars from storage and into the Company’s active fleet. First-quarter 2017 Adjusted EBITDA was $21.7 million and excluded non-cash stock compensation expense of $2.4 million, but included $0.9 million of start-up costs from plant reactivations. The Adjusted EBITDA loss for the second quarter of 2016 was $21.8 million, and excludes the impact from non-cash stock compensation expense and asset impairment charges totaling $94.5 million. The second-quarter 2016 Adjusted EBITDA loss includes the impact of inventory write-downs, restructuring costs and professional fees of $16.8 million.

Jenniffer Deckard, President and Chief Executive Officer, said, “Our second-quarter results demonstrate our ability to capture growth, in both raw sand and coated proppants, from improving conditions in the oil & gas markets and to deliver solid, steady growth in our I&R segment.” Deckard continued, “We have prudently added capacity in our Proppant Solutions segment as customer demand has strengthened and pricing has improved, and we have leveraged our logistics network to deliver strong profitability growth in the second quarter.”

The Company recently announced plans for a new facility near Kermit, Texas, in the Permian basin that is expected to add 3 million tons of annual proppant sand production. The Kermit facility further broadens the Company’s product portfolio, and with the re-opening of the Shakopee, Minnesota, mine, will enable the Company to capitalize on growing market demand.

Business Segments

Proppant Solutions Segment

For the second quarter of 2017, Proppant Solutions volumes were 2.6 million tons, an increase of 24% compared with the first quarter of 2017 and up over 100% compared with the prior-year period. Raw proppant sand volumes were 2.4 million tons, a 25% sequential increase and a 95% increase compared with the same period a year ago. As incremental capacity was brought online from Brewer and Maiden Rock, the Company was able to capture additional market demand, which contributed to overall volume growth. However, supply remains tight, particularly for finer grades. Coated proppant volumes were 193,000 tons, a 20% increase compared with the first quarter of 2017 and a 133,000-ton increase from the prior-year period.

Proppant Solutions revenues were $198.8 million in second-quarter 2017, a 41% increase compared with $141.0 million in the first quarter of 2017 and a $117 million increase compared with $82.1 million in the second quarter a year ago. Proppant Solutions revenues were positively impacted by higher volumes and pricing, as well as by a mix shift toward in-basin sales. Average raw proppant sand pricing in second-quarter 2017 increased more than $8 per ton as compared to first-quarter 2017, based on a consistent mix.

Proppant Solutions gross profit increased to $54.4 million, or $21 per ton, in the second quarter of 2017 compared with $27.3 million, or $13 per ton, in the first quarter of 2017. Second-quarter 2017 Proppant Solutions gross profit includes $1.5 million of costs related to plant start-ups and $3.2 million of freight charges to move 1,200 railcars to the Company’s active fleet. The sequential improvement in Proppant Solutions gross profit is due to higher pricing and greater volumes, resulting in improved fixed cost leverage and higher gross margins. Gross profit for the segment in the second quarter of 2016 was a loss of $13.5 million and included $9.9 million of inventory write-downs.

Industrial and Recreational Products Segment

Industrial and Recreational volumes were 687,000 tons in second quarter 2017, up 15% from first-quarter 2017 and up 4% from the prior-year second quarter.

Revenues for the segment were $34.4 million in second quarter 2017, a 9% increase from $31.6 million in the first quarter and a 7% increase from $32.1 million for the second quarter 2016. The increase in revenue from the second quarter 2016 was primarily due to increased volumes, higher pricing versus the prior-year period and a modest mix shift toward value-added products.

Industrial and Recreational gross profit was $15.7 million, or 46% of sales, in second-quarter 2017, compared with $13.5 million, or 43% of sales, in the first quarter of 2017. Gross profit for the segment in the second quarter of 2016 was $13.6 million, or 42% of sales, and included $0.4 million of inventory write-downs in the quarter. The $2.1 million year-over-year improvement in gross profit was driven by higher fixed cost leverage and a mix shift toward higher-margin products.

Balance Sheet and Other Information

Through the first six months of 2017, net cash generated by operating activities was $54.2 million, which was largely due to higher profitability over the period, offset somewhat by an increase in working capital as a result of increased sales. Further, tax refunds of $16 million were received in the second quarter and are included in net cash generated by operating activities. Net cash used in financing activities in the first six months of 2017 was $57.0 million, primarily a result of the June 30, 2017, $50 million term debt pre-payment, as previously announced, as well as recurring scheduled debt service payments. Capital expenditures were $14.2 million for the six months ended June 30, 2017, which included $7.2 million spent in the second quarter.

As of June 30, 2017, cash and cash equivalents totaled $178.5 million, and total debt was $796.1 million, resulting in net debt of $617.6 million, representing a quarterly reduction in net debt of $16.9 million.

Michael Biehl, Executive Vice President and Chief Financial Officer, commented, “We are pleased by the opportunities our recently announced capacity expansion at Kermit provides for us and our customers. The lease structure has given us the flexibility to both invest in our business and continue the progress that we have made in optimizing our capital structure by prepaying $50 million in term debt. Our top priorities for the coming quarters will be to continue to reduce our net debt through free cash flow generation and to refinance our term debt that is due in September 2019, in addition to replacing our existing revolving credit facility, which expires in September 2018.”

Looking Forward

The Company recently announced plans for expansion in Kermit, Texas, to build a 3-million-ton annual-capacity plant with an anticipated operational start-up at the beginning of second-quarter 2018. The Company is also in the process of reopening its Shakopee, Minnesota, mine and sand processing plant, which is located on the Union Pacific railroad, with expectations to be operational by the end of the third quarter of 2017. The addition of these two mines will add approximately 3.7 million tons of annual processing capacity to the Company’s total mining footprint.

Full-year 2017 ongoing capital expenditures, excluding the new Kermit, Texas site, are still expected to be between $47 million to $50 million. The Company estimates total capital expenditures and leasehold interest payments of $100 million to $110 million related to the Kermit site over the next 12 months.

Deckard noted, “As we look to the remainder of 2017 and beyond, we expect proppant demand to grow across all basins, with a continued broad mix of product and grade distribution. Our strategy to expand our industry-leading product portfolio, our production capacity, and our comprehensive logistics network will keep us in an excellent position to meet the diverse needs of our customers and to benefit from the continued changes in market demand.”

Use of Certain GAAP and Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense, income tax expense, depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA before non-cash stock-based compensation, asset impairments, and certain other income or expenses. The Company believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate our operational performance and compare the results of our operations from period to period without regard to our financing costs or capital structure.

Conference Call

Fairmount Santrol will host a conference call and live webcast for analysts and investors today, August 3, 2017, at 10 a.m. Eastern Time to discuss the Company’s 2017 second-quarter financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the Investor Relations section of the Company’s website. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (877) 201-0168 or, for international callers, (647) 788-4901. The conference ID for the call is 47489888. A replay will be available shortly after the call and can be accessed by dialing (800) 585-8367 or (416) 621-4642. The passcode for the replay is 47489888. The replay of the call will be available through August 10, 2017.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based product solutions used by oil and gas exploration and production companies to enhance the productivity of their wells. The Company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its expansive logistics capabilities include a wide-ranging network of distribution terminals and railcars that allow the Company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the Company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include: changes in prevailing economic conditions, including continuing pressure on and fluctuations in demand for, and pricing of, our products; loss of, or reduction in business from the Company’s largest customers or their failure to pay the Company; possible adverse effects of being leveraged, including interest rate, event of default or refinancing risks, as well as potentially limiting the Company’s ability to invest in certain market opportunities; the level of cash flows generated to provide adequate liquidity; our ability to successfully develop and market new products, including Propel SSP® and related products; our rights and ability to mine our property and our renewal or receipt of the required permits and approvals from government authorities and other third parties; our ability to implement and realize efficiencies from capacity expansion plans, facility reactivation and cost reduction initiatives within our time and budgetary parameters; increasing costs or a lack of dependability or availability of transportation services or infrastructure and geographic shifts in demand; changing legislative and regulatory initiatives relating to our business, including environmental, mining, health and safety, licensing, reclamation and other regulation relating to hydraulic fracturing (and changes in their enforcement and interpretation); silica-related health issues and corresponding litigation; seasonal and severe weather conditions; and other operating risks that are beyond our control.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Fairmount Santrol Holdings Inc.’s filings with the Securities and Exchange Commission (“SEC”). The risk factors and other factors noted in our filings with the SEC could cause our actual results to differ materially from those contained in any forward-looking statement.

Fairmount Santrol

Condensed Consolidated Statements of Income (Loss)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Revenues	$233,226	$114,249	$405,809	$259,707
Cost of goods sold (excluding depreciation, depletion, and amortization shown separately)	163,136	114,129	294,888	232,593
Operating expenses
Selling, general and administrative expenses(A)	25,863	25,040	48,333	43,318
Depreciation, depletion and amortization expense	19,846	18,056	39,288	36,642
Asset impairments	—	90,578	—	90,654
Restructuring charges	—	1,155	—	1,155
Other operating expense (income)	355	(426)	(705)	(96)

Income (loss) from operations	24,026	(134,283)	24,005	(144,559)

Interest expense, net	12,983	16,606	25,520	33,868
Other non-operating income	—	—	—	(5)

Income (loss) before provision (benefit) for income taxes	11,043	(150,889)	(1,515)	(178,422)

Provision (benefit) for income taxes	520	(63,019)	(628)	(78,773)

Net income (loss)	10,523	(87,870)	(887)	(99,649)
Less: Net income attributable to the non-controlling interest	40	16	218	13

Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$10,483	$(87,886)	$(1,105)	$(99,662)

Earnings (loss) per share
Basic	$0.05	$(0.54)	$—	$(0.62)
Diluted	$0.05	$(0.54)	$—	$(0.62)
Weighted average number of shares outstanding
Basic	224,015	161,647	223,878	161,547
Diluted	228,184	161,647	223,878	161,547

(A) - Stock compensation expense of $2,763 and $3,914 for the three months ended June 30, 2017 and 2016, respectively, and $5,179 and $5,567 for the six months ended June 30, 2017 and 2016, respectively, are included within selling, general, and administrative expenses.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
	2017	2016
	(in thousands)
Net loss	$(887)	$(99,649)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and depletion	35,508	34,284
Amortization	6,305	5,745
Reserve for doubtful accounts	(209)	1,954
Write-off of deferred financing costs	389	—
Asset impairments	—	90,654
Inventory write-downs and reserves	1,266	10,302
(Gain) loss on sale of fixed assets	(552)	35
Deferred income taxes and taxes payable	1,044	(59,913)
Refundable income taxes	18,591	(15,535)
Stock compensation expense	5,179	5,567
Change in operating assets and liabilities:
Accounts receivable	(44,602)	10,524
Inventories	(9,423)	3,500
Prepaid expenses and other assets	(991)	3,745
Accounts payable	11,024	298
Accrued expenses and deferred revenue	31,606	(4,450)

Net cash provided by (used in) operating activities	54,248	(12,939)

Cash flows from investing activities
Proceeds from sale of fixed assets	1,216	3,918
Capital expenditures and stripping costs	(14,236)	(21,948)
Earnout payments	(250)	—
Other investing activities	—	(150)

Net cash used in investing activities	(13,270)	(18,180)

Cash flows from financing activities
Payments on long-term debt	(4,299)	(5,899)
Prepayments on term loans	(50,000)	(69,580)
Payments on capital leases and other long-term debt	(2,087)	(4,109)
Proceeds from option exercises	536	2,007
Tax payments for withholdings on share-based awards exercised or distributed	(1,091)	(292)
Tax effect of stock options exercised, forfeited, or expired	—	(1,297)
Transactions with non-controlling interest	(22)	(551)

Net cash used in financing activities	(56,963)	(79,721)

Change in cash and cash equivalents related to assets classified as held-for-sale	—	1,376
Foreign currency adjustment	443	(387)

Decrease in cash and cash equivalents	(15,542)	(109,851)

Cash and cash equivalents:
Beginning of period	194,069	171,486

End of period	$178,527	$61,635

Fairmount Santrol

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2017	December 31, 2016
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$178,527	$194,069
Accounts receivable, net	123,753	78,942
Inventories, net	60,807	52,650
Prepaid expenses and other assets	5,628	7,065
Refundable income taxes	2,487	21,077

Total current assets	371,202	353,803
Property, plant and equipment, net	716,362	727,735
Deferred income taxes	1,244	1,244
Goodwill	15,301	15,301
Intangibles, net	92,524	95,341
Other assets	8,206	9,486

Total assets	$1,204,839	$1,202,910

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$12,172	$10,707
Accounts payable	51,654	37,263
Accrued expenses and deferred revenue	48,912	26,185

Total current liabilities	112,738	74,155
Long-term debt	783,946	832,306
Deferred income taxes	7,839	7,057
Other long-term liabilities	43,311	38,272

Total liabilities	947,834	951,790
Equity
Common stock	2,423	2,422
Additional paid-in capital	298,038	297,649
Retained earnings	263,314	264,852
Accumulated other comprehensive loss	(18,190)	(19,002)
Treasury stock at cost	(288,849)	(294,874)
Non-controlling interest	269	73

Total equity	257,005	251,120

Total liabilities and equity	$1,204,839	$1,202,910

Fairmount Santrol

Segment Reports

(unaudited)

					Three Months Ended March 31,
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016	2017
	(in thousands, except volume amounts)		(in thousands, except volume amounts)		(in thousands, except volume amounts)
Volume (tons)
Proppant Solutions
Raw sand	2,393,647	1,230,077	4,314,480	2,643,325	1,920,833
Coated proppant	193,242	59,826	354,740	172,530	161,498

Total Proppant Solutions	2,586,889	1,289,903	4,669,220	2,815,855	2,082,331
Industrial & Recreational Products	686,831	661,244	1,282,209	1,248,422	595,378

Total volumes	3,273,720	1,951,147	5,951,429	4,064,277	2,677,709

Revenues
Proppant Solutions	$198,812	$82,102	$339,805	$199,565	$140,993
Industrial & Recreational Products	34,414	32,147	66,004	60,142	31,590

Total revenues	233,226	114,249	405,809	259,707	172,583
Segment gross profit
Proppant Solutions	54,373	(13,529)	81,719	3,063	27,346
Industrial & Recreational Products	15,717	13,649	29,202	24,051	13,485

Total segment gross profit	70,090	120	110,921	27,114	40,831

Fairmount Santrol

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,
	2017	2016	2017	2016	2017
	(in thousands)		(in thousands)		(in thousands)
Reconciliation of Adjusted EBITDA
Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$10,483	$(87,886)	$(1,105)	$(99,662)	$(11,588)
Interest expense, net	12,983	16,606	25,520	33,868	12,537
Provision (benefit) for income taxes	520	(63,019)	(628)	(78,773)	(1,148)
Depreciation, depletion, and amortization expense	19,846	18,056	39,288	36,642	19,442

EBITDA	43,832	(116,243)	63,075	(107,925)	19,243
Non-cash stock compensation expense(1)	2,763	3,914	5,179	5,567	2,416
Asset impairments(2)	—	90,578	—	90,654	—
Write-off of deferred financing costs(3)	389	—	389	—	—

Adjusted EBITDA	$46,984	$(21,751)	$68,643	$(11,704)	$21,659

(1)	Represents the non-cash expense for stock-based awards issued to our employees and outside directors.
(2)	Non-cash charges associated with the impairment of mineral reserves and other long-lived assets.
(3)	Represents the write-off of deferred financing fees in relation to term loan prepayment.

Investor contacts:

Indrani Egleston

440-214-3219

Indrani.Egleston@fairmountsantrol.com

Matthew Schlarb

440-214-3284

Matthew.Schlarb@fairmountsantrol.com

Source: Fairmount Santrol

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